Filed pursuant to Rule 424(b)(3)
                                                Registration No. 333-109786

PROSPECTUS SUPPLEMENT NO. 2
(To Prospectus dated January 16, 2004)

                                   $69,300,000

                                   Alloy, Inc.

       5.375% Convertible Senior Debentures due 2023 and Shares of Common
             Stock and Preferred Stock Purchase Rights Issuable upon
                          Conversion of the Debentures

                                ----------------

      This Prospectus Supplement No. 2 supplements and amends the Prospectus dated January 16, 2004 (as amended, the "Prospectus"), relating to the resale from time to time by holders of our 5.375% Convertible Senior Debentures due 2023 (the "Debentures") and shares of our common stock and preferred stock purchase rights issuable upon conversion of the Debentures. The information contained in this Prospectus Supplement has been obtained from the selling securityholders listed below. This Prospectus Supplement should be read in conjunction with the Prospectus, which is to be delivered with this Prospectus Supplement.

      The information appearing in the table below, as of the date hereof, supplements and amends the information in the table appearing under the heading "Selling Securityholders" in the Prospectus, and, where the name of a Selling Securityholder identified in the table below also appears in the table in the Prospectus, the information set forth in the table below regarding that Selling Securityholder supercedes the information in the Prospectus.

                                 Principal                       Number of
                                 Amount of                       Shares of
                                 Debentures                      Common Stock
                                 Beneficially                    Beneficially       Conversion
                                 Owned and      Percentage of    Owned              Shares Being     Percentage of
                                 Offered        Debentures       Prior to           Offered          Common Stock
             Name                Hereby         Outstanding(a)   Offering(1)        Hereby(2)        Outstanding(3)
             ----                ------------   --------------   -------------      ------------     --------------
BNP Paribas Equity
Strategies, SNC                 2,588,000            3.73            --                309,014              *

CooperNeff Convertible
Strategies (Cayman) Master
Fund, L.P.                      2,724,000            3.93            --                325,253              *

KBC Financial Products
USA Inc.                        1,000,000            1.44            --                119,403              *

Lyxor/Convertible
Arbitrage Fund Limited            175,000            0.25            --                 20,895              *

Singlehedge U.S. Convertible
Arbitrage Fund                    643,000            0.93            --                 76,776              *

Sturgeon Limited                  370,000            0.53            --                 44,179              *

Sunrise Partners Limited
Partnership                     4,200,000            6.06            --                501,492           1.18

----------
*     Indicates a less than 1% interest in common stock.

(a)   Percentages may not sum due to rounding.

(1) Does not include shares of common stock issuable upon conversion of the Debentures.

(2) Consists of shares of common stock issuable upon conversion of the Debentures, assuming a conversion rate of 119.403 shares per $1,000 principal amount of Debentures (which represents a conversion price of approximately $8.375 per shares). The conversion price and conversion rate are subject to adjustment as described above under "Description of the Debentures--Conversion Rate Adjustments."

(3) Calculated based on Rule 13d-3(d)(1)(i) under the Securities Exchange Act of 1934, as amended, using 42,035,841 shares outstanding on January 30, 2004. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of such holder's Debentures. However, we did not assume the conversion of any other holder's Debentures.


      INVESTING IN THE DEBENTURES INVOLVES RISKS. PLEASE CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 6 OF THE PROSPECTUS.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS OR PROSPECTUS SUPPLEMENT. IT IS A CRIMINAL OFFENSE TO MAKE ANY REPRESENTATION TO THE CONTRARY.

This prospectus supplement is dated February 5, 2004.